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                                                                    Exhibit 99.1
    LONE STAR                                                       NEWS RELEASE
TECHNOLOGIES, INC.
                                                    CONTACT:  CHARLES J. KESZLER
                                                                  (972) 770-6495
                                                            Fax:  (972) 770-6471


        LONE STAR TECHNOLOGIES, INC. ANNOUNCES FINNED TUBING EXPANSION,
                   EXPANDABLE CASING DEMONSTRATION AND FIRST
                        LARGE DIAMETER LINE PIPE ORDER


Dallas, TX, April 30, 2001... Lone Star Technologies, Inc. (NYSE:LSS) announced the ground breaking for the expansion of its Quebec, Canada finned tubing facilities. The expansion will double the capacity to meet growing demand in Canada and the United States for finned tubing used in combined-cycle electrical power generating plants. A couple of large orders have been received and will be produced at the expanded facilities late in the third quarter and during the fourth quarter of 2001.

Orders for Lone Star's expandable casing are also accelerating with over twenty successful commercial applications to date. Lone Star's expandable casing will be demonstrated with two live expansions by Enventure, a Shell/Halliburton joint venture, on May 5th in conjunction with this week's Offshore Technology Conference in Houston.

Lone Star received its first significant order for its large diameter line pipe alliance. The order is for 26" diameter line pipe to be used in Southern Louisiana. Line pipe demand began improvement late in the first quarter and is expected to continue to strengthen throughout the remainder of this year.

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

    This release contains forward looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000.